Exhibit 10.15.1

FIRST AMENDMENT

TO

ARTHUR J. GALLAGHER & CO.

SUPPLEMENTAL SAVINGS AND THRIFT PLAN

WHEREAS, Arthur J. Gallagher & Co. (the “Company”) maintains the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Deferred Compensation Plan”), for the benefit of its eligible employees; and

WHEREAS, Section 9.1 of the Deferred Compensation Plan reserves to the Company the right to amend the Deferred Compensation Plan from time to time; and

WHEREAS, the Company desires to amend the Deferred Compensation Plan;

NOW, THEREFORE, the Deferred Compensation Plan is hereby amended, effective [date], in the following respects:

1.	Section 2.5 of the Plan is amended to read as follows:

“2.5 Compensation means in the case of a Participant who is an Eligible Employee, (i) the total cash compensation of such Participant paid by the Employer during any year, including salary and annual bonuses (paid with respect to performance in 1999 and later years), and also including overtime pay and commissioned earnings (whether paid as a draw against commissions or as a settlement of earned commissions), before reductions for contributions made to this Plan, the Qualified Plan, or a cafeteria plan under Code Section 125; and (ii) a cash or stock distribution from another deferred compensation arrangement of the Company or an affiliate that is attributable to an annual bonus, but not including any bonus actually paid during 2002 under the AJG Financial Services, Inc. Bonus Plan. Notwithstanding the foregoing, or any other provision of the Plan, Compensation shall not include (A) relocation pay or related payments; (B) severance pay; (C) Matching Deferrals and Performance Deferrals under this Plan; or (D) amounts related to stock options.”

2.	Section 2.9 of the Plan is amended to read as follows:

“2.9 Eligible Employee means, on the Effective Date or on any Entry Date thereafter, each employee of the Employer (i) whose total annual Compensation is not less than the dollar amount then in effect under Section 401(a)(17) of the Code based upon such employee’s current salary or Compensation for the prior year; and (ii) who has completed sixty (60) days of employment with the Employer. If an Eligible Employee’s actual Compensation is (i) less than the applicable dollar amount during two consecutive Plan Years, such Eligible Employee will be suspended from making any additional Elective Deferrals under the Plan for each subsequent Plan Year, until the Plan Year following the Plan Year such Eligible Employee’s Compensation is not less than the applicable dollar amount; or (ii) less than $150,000 for two consecutive Plan Years, such Eligible Employee’s Account shall be distributed in accordance with the terms of

Section 7.7 unless, prior to such distribution, such Eligible Employee’s Compensation is not less than the applicable dollar amount in a Plan Year.”

3.	A new Section 4.1(c) is added to the Plan (and subsequent subsections are redesignated accordingly) and shall read as follows:

“(c) An Eligible Employee who has received (or is to receive) a Restricted Share of common stock of Gallagher or an affiliate who is specifically designated by the Plan Administrator for such purpose may elect to defer such Restricted Share to the Plan (a “Share Deferral”). An Eligible Employee who desires to elect a Share Deferral shall complete and file an Enrollment Form with the Plan Administrator. Cash dividends paid on deferred Shares shall be credited to the Participant’s Account, subject to Section 5.2. The Funding Trustee shall not be required to hold on behalf of a Participant any Share deferred in accordance with this paragraph. Instead, the Funding Trustee shall credit to the Participant’s Account an amount equal to the fair market value thereof on the date that the Share would otherwise be vested. The Participant may request, in accordance with Section 5.2, that amounts credited to his or her Account following a Share Deferral be invested in Shares, provided that the Funding Trustee shall have no obligation to comply with such request.”

4.	Redesignated Section 4.1(e) of the Plan is amended to read as follows:

“(d) Except as provided in the penultimate sentence of this paragraph, elections pursuant to Section 4.1(a) to defer Compensation paid in a Plan Year must be made prior to the first day of such Plan Year. Notwithstanding the foregoing: (i) the election to defer the salary portion of Compensation pursuant to Section 4.1(a)(i) for the 1999 Plan Year must be made prior to January 7, 1999; (ii) except as provided in (iii), an election to defer the bonus portion of Compensation pursuant to Section 4.1(a)(i) must be made on or prior to September 30 of the Plan Year prior to the Plan Year in which the bonus is paid; and (iii) an election to defer a distribution from a deferred compensation arrangement attributable to a bonus must be made no less than six months before the date the distribution would otherwise occur, or by October 31, 2002 if later. Except as provided in the penultimate sentence of this paragraph, Share Deferral elections must be made on or prior to the date determined by the Plan Administrator that is in the prior calendar year and at least six months before the Restricted Share is scheduled to vest. Notwithstanding the foregoing, in the case of an individual who first becomes an Eligible Employee following the commencement of a Plan Year, the election to defer must be made within 30 days after the date the individual becomes an Eligible Employee, and will be effective with respect to Compensation earned or Restricted Shares that vest after the Enrollment Form is filed. Any election pursuant to this paragraph shall be irrevocable from and after the deadline for such election provided that it may be changed after such deadline in the event of (and consistent with) an Unforeseeable Emergency, as determined by the Plan Administrator.”

5.	Section 4.2(b)(A) is amended to read as follows:

“(A) 50% of his Elective Deferrals of Compensation described in Section 2.5(i) of this Plan and the Qualified Plan”

IN WITNESS WHEREOF, the Company hereby adopts this First Amendment this 1st day of October, 2002.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Elizabeth J. Brinkerhoff
Title:	VP Human Resources

ATTEST:

/s/ Janet A. Hoggay

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